Exhibit 99.1

Web.com to Acquire Network Solutions

•	Creates the largest online marketing solutions company focused on the $19 billion web services market for small and medium sized businesses (SMBs)
•	Combination expected to generate strong accretion to non-GAAP EPS and substantial unlevered free cash flow to service debt and invest in growth
•	Tripling of customer base to approximately 3 million subscribers provides significant cross-sell and up-sell opportunities to drive growth
•	Unique opportunity to leverage increased scale to create a leading national brand

JACKSONVILLE, FL and HERNDON, VA – August 3, 2011 – Web.com (Nasdaq: WWWW), a leading provider of internet services and online marketing solutions for small and medium-sized businesses (SMBs), and privately-held Network Solutions, a leading provider of website services, online marketing and global domain name registration focused on the needs of SMBs, today announced the signing of a definitive agreement for Web.com to acquire Network Solutions.

The transaction will create a leading end-to-end online solutions company with a clear path to $500 million in non-GAAP revenues as it focuses on providing web services to SMBs, a market estimated to be larger than $19 billion.  Web.com believes its combined company will be positioned to deliver non-GAAP revenue growth in the low teens, with non-GAAP earnings per share and unlevered free cash flow growth in the mid-teens to 20 percent range over the next three to four years as revenue and cost synergies are realized.

Under the terms of the agreement, upon the closing Web.com will pay Network Solutions $405 million in cash and issue 18 million shares of Web.com common stock, in addition to refinancing existing net debt of Network Solutions and paying certain fees.  Network Solutions is currently majority owned by General Atlantic LLC, a leading global growth equity firm.

“This transaction represents a unique opportunity to dramatically expand our scale, add further momentum to Web.com’s already improving top line growth, and further expand our market share as the nationally recognized go-to provider of online marketing solutions specifically tailored to small and medium-sized businesses,” said David Brown, Chairman and CEO of Web.com.  “Our integration strategy will be similar to our successful acquisition of Register.com, and we will be in a strong position to cross-sell and up-sell our services to Network Solutions’ approximately two million retail customers and hundreds of thousands of wholesale customers.  We believe this combination will provide significant long-term shareholder value as we grow our business, capitalize on synergies, improve our margins and generate substantial cash flow to invest greater resources in growth and branding initiatives.”

“The acquisition of Network Solutions immediately delivers enormous scale to Web.com and better enables us to capitalize on the significant shift from traditional marketing channels to online marketing as mass adoption by SMB’s continues.  Small and mid-sized businesses are increasingly looking to leverage the growing adoption of online local search, social media and mobile devices to grow, and they need cost-and time-efficient help.  No other company has the combination of products, services and experience to help small and medium businesses as effectively as Web.com.  Our combined organization will have far greater resources to market our end-to-end suite of solutions, in addition to using the power of a national brand for the first time in our history,” Mr. Brown continued.

Anton Levy, a Managing Director of global growth equity firm General Atlantic, the principal stakeholder in Network Solutions, said, “As growth investors, we are very excited to participate alongside other Web.com stockholders in its exciting strategy to be the web services and online marketing resource for SMBs.  With this transaction, Web.com wins the race to scale, which is critically important at this moment in the shift to online marketing by small and medium-sized businesses.”

Tim Kelly, CEO of Network Solutions, stated, “Network Solutions has been a pioneer in this industry for nearly 30 years. We are very excited to combine our expertise, resources, customers and award winning customer service with Web.com. Our combined company will have tremendous know-how and a broad portfolio of online marketing, web services, social media and mobile solutions to help small businesses grow in the increasingly connected online world.  For Network Solutions and Web.com, we will be positioned to capitalize on the more than $19 billion online services market for small and medium businesses in ways that neither company could do efficiently on a standalone basis.”

The transaction, which is subject to Web.com shareholder approval as well as customary regulatory approvals and closing conditions, is expected to be completed in the fall of 2011.  At the close, General Atlantic and other current Network Solutions shareholders are expected to own approximately 37% of Web.com. In addition, as part of the acquisition agreement, Mr. Levy will join the Web.com board of directors

Creates a market leader focused on small to mid-sized businesses
The combination of Web.com and Network Solutions will create a single company anticipated to have pro forma, combined non-GAAP revenue in the mid-$450 million range for 2011 and pro forma adjusted EBITDA of at least $120 million for 2011 before cost synergies and transaction expenses.

In addition, as of June 30, 2011, the pro forma combined company has:

--Approximately 3 million paying subscribers
--More than 9 million domains under management
--More than 1,900 employees worldwide

Both Web.com and Network Solutions utilize a high volume, multi-channel customer acquisition strategy that includes call centers, online and direct marketing, as well as distribution partners. Each markets a broad suite of solutions that include domain name services, web services, online marketing, eCommerce and other related solutions designed and delivered specifically for small and mid-sized businesses. With the infusion of Network Solutions’ two million retail customers and hundreds of thousands of wholesale customers, Web.com will have a tremendous opportunity to cross-sell and up-sell its online marketing, Facebook, mobile and web services offerings.  In addition, Web.com’s current approximately one million subscribers will be offered a number of Network Solutions products and services that are complementary to Web.com’s product suite.

Enhanced Financial Profile

With the Network Solutions acquisition, Web.com is creating an increasingly attractive financial profile, characterized by greater scale and growth, a recurring revenue model, improved free cash flow margins and increased profitability margins.

Not only does the proforma combination reap the benefits of an immediate increase in scale, but Web.com also benefits from the customer profile of the Network Solutions customer base.  A majority of Network Solutions’ customers are on multi-year contracts with upfront payment terms, resulting in significant free cash flow and contributing to customer churn rates that have been in the 0.5% to 1.0% per month range.  As a result, both unlevered free cash flow as well as adjusted EBITDA will be important metrics for evaluating the performance of the combined company.

The combined company is expected to generate between $105 and 110 million in pro forma unlevered free cash flow and at least $120 million in pro forma adjusted EBITDA for the full year 2011 – before transaction costs as well as cost synergies.  The combination of revenue growth and approximately $19 million in cost savings during the first full year of the combined organization is expected to contribute to $125 million to $130 million in unlevered free cash flow and more than $140 million in adjusted EBITDA for the combined company in 2012.  In addition, the company expects to realize approximately $30 million in annualized cost savings by the end of 2013.

The much greater profitability and unlevered free cash flow of the combined company, combined with significant cost savings and operational efficiencies, will enable Web.com to make high ROI investments in growth initiatives.  In addition, for the first time in its history, Web.com will have the resources to invest in branding initiatives that it expects will have an important long-term impact on establishing Web.com as a leading provider of online marketing solutions to the small business community, acquiring new customers and expanding its sales accordingly.

Web.com believes its combined company will be positioned to deliver non-GAAP revenue growth in the low teens, with non-GAAP EPS and unlevered free cash flow growth in the mid-teens to-20 percent range over the next three to four years as revenue and cost synergies are realized.

Financing Summary

The cash portion of the acquisition will be funded with new debt commitments, consisting of $600 million of First Lien Credit Facilities and $150 million of Second Lien Credit Facilities, as well as an initially unfunded $50 million revolver.  The first year interest expense is expected to be approximately $47 million, and will decline over time as the debt is paid down.  As part of the financing arrangement, the remaining $84 million in Web.com debt resulting from the Register.com acquisition in 2010 will be paid off.

After closing the acquisition, the combined company is expected to have net debt of approximately $740 million, which will represent approximately 5x net debt to 2012 adjusted EBITDA. The company’s annual unlevered free cash flow is expected to be well in excess of its interest expense in the first year.  As noted above, Web.com expects that the combined company will generate 2011 pro forma unlevered free cash flow of approximately $105 million to $110 million in 2011, before the effect of approximately $19 million in cost savings expected to be achieved in 2012 and more than $30 million in annualized cost savings by the end of 2013.  Furthermore, the combined company’s ability to leverage approximately $180 million in expected NOLs and over $50 million in expected annual tax deductible goodwill/intangibles amortization provides attractive tax characteristics which further support cash flow conversion and the rapid pay down of debt.

Mr. Brown added, “Web.com has generated significant shareholder value following the Register.com acquisition, and we believe there is an even greater opportunity to do so following the acquisition of Network Solutions.  We are highly confident that the strong cash flow capabilities of both companies, combined with the potential for over $30 million in annual cost savings, will enable Web.com to rapidly pay down our debt commitment and further increase investments in growth initiatives.”

Wells Fargo Securities, BofA Merrill Lynch and J.P. Morgan acted as financial advisors and Cooley LLP acted as legal counsel to Web.com Group.  Goldman Sachs and Deutsche Bank acted as financial advisors and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to Network Solutions. Lead arrangers and bookrunners for the debt financing are J.P. Morgan, Deutsche Bank, Goldman Sachs and SunTrust Robinson Humphrey, Inc.

Conference Call
In conjunction with this announcement and the Company’s second quarter financial results, Web.com will host a conference call today, August 3, at 5:00 p.m. (Eastern Time) to discuss the details on the acquisition, including the expected financial impact. A live webcast of the call as well as a set of slides with additional details will be available at the “Investor Relations” page of the Company’s website, http://ir.web.com. . To access the call, dial 877-407-0784 (domestic) or 201-689-8560 (international). A replay of this conference call will be available for a limited time at 877-870-5176 (domestic) or 858-384-5517 (international). The replay conference ID is 375409. A replay of the webcast will also be available for a limited time at http://ir.web.com.

About Web.com
Web.com Group, Inc. (Nasdaq: WWWW) is a leading provider of internet services and online marketing solutions for small and medium businesses. Web.com meets the needs of small and medium businesses anywhere along their lifecycle by offering a full range of online services and support, including domain name registration services, website design, logo design, search engine optimization, search engine marketing and local sales leads, general contractor leads, franchise and homeowner association websites,  shopping cart software, eCommerce web site design and call center services. For more information on the company, please visit http://www.web.com/ or call 1-800-GETSITE.

Note to Editors: Web.com is a registered trademark of Web.com Group, Inc.

About Network Solutions
Network Solutions was founded in 1979 and pioneered the domain name registration business.  In addition to domain name registration, the company also offers a broad range of value-add services, such as web site design and hosting, e-commerce solutions, online security products, SSL certificates, and search engine marketing and optimization.  Today, customers around the world trust Network Solutions to manage more than 7 million domains, 3 million email boxes and more than 400,000 web sites.

Forward Looking Statements
This press release includes certain "forward-looking statements" including, without limitation, statements regarding the proposed acquisition of Network Solutions and the combined company’s forecasted financial results anticipated reach, capabilities and opportunities for the combined company, expected benefits to merchants and other customers, market opportunities, and expected customer base, that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.  These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts.  These statements are sometimes identified by words and phrases such as “ “will,” “projected,” “continues,” “may,” “to be,” “expected,” “anticipated,” enable,” or words or phrases of similar meaning. As a result of the ultimate outcome of such risks and uncertainties, Web.com’s actual results could differ materially from those anticipated in these forward-looking statements.  These statements are based on Web.com’s current beliefs or expectations, and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including, without limitation, whether the proposed acquisition is ultimately consummated, the ability to integrate Web.com and Network Solutions’ businesses, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks related to the successful offering of the combined company's products and services; the risk that the anticipated benefits of the acquisition may not be realized; and other risks that may impact Web.com’s and Network Solutions’ businesses.  Other risk factors are set forth under the caption, "Risk Factors," in Web.com’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the Securities and Exchange Commission, which is available on a website maintained by the Securities and Exchange Commission at  www.sec.gov.  Web.com and Network Solutions expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

Contacts:

Web.com
Susan Datz Edelman
Director, Investor Relations and Corporate Communications
904-680-6909
sedelman@web.com

ICR for Web.com
Kori Doherty
617-956-6730
Kori.doherty@icrinc.com